EXHIBIT 99.1

CDW Reports Record Second Quarter Sales and Net Income

Reinforces Power of Balanced Portfolio

(Dollars in millions, except per share amounts)	Three Months Ended June 30, 2016	Three Months Ended June 30, 2015	% Chg.	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015	% Chg.
Net Sales	$3,664.6	$3,314.0	10.6	$6,781.3	$6,069.2	11.7
Net Income	117.5	108.2	8.6	195.3	162.9	19.9
Net Income per Diluted Share	$0.70	$0.63	12.4	$1.16	$0.94	23.6
Non-GAAP Net Income per Diluted Share	$0.93	$0.81	15.8	$1.60	$1.37	16.9

LINCOLNSHIRE, Ill., Aug. 03, 2016 (GLOBE NEWSWIRE) -- CDW Corporation (NASDAQ:CDW), a leading multi-brand technology solutions provider to business, government, education and healthcare in the United States, Canada and the United Kingdom, today announced second quarter 2016 results and a cash dividend to be paid in September 2016.

"Second quarter results reinforce the strength of our strategy and power of our business model," said Thomas E. Richards, chairman and chief executive officer of CDW. "We delivered solid topline growth with excellent profitability in a challenging market, once again highlighting the value of our balanced channels and broad product portfolio. We continue to benefit from our investment in delivering fast growing integrated solutions, including security, cloud and flash storage, which are leading growth across the company.”

"Strong operating results were amplified by our 2015 acquisition of UK solutions provider, CDW UK and share repurchases, with non-GAAP net income per share increasing 16 percent," said Ann E. Ziegler, CDW's chief financial officer. "We expect to continue to amplify operating earnings growth and meet our medium-term annual target of low double-digit non-GAAP net income per share growth in 2016."

“We are well-positioned to achieve our target of outpacing US IT market growth by 200 to 300 basis points on an organic, constant currency basis in 2016. To accomplish this, we will continue our laser-focus on meeting the needs of our more than 250,000 customers in the United States, Canada and the United Kingdom and remaining the partner of choice for more than 1,000 leading and emerging technology brands as the technology market continues to evolve," concluded Richards.

A quarterly cash dividend of $0.1075 per share will be paid on September 12, 2016 to all stockholders of record as of the close of business on August 25, 2016.

Second Quarter of 2016 Highlights:

Total net sales in the second quarter of 2016 were $3,665 million, compared to $3,314 million in the second quarter of 2015, an increase of 10.6 percent. There were 64 selling days for the three months ended June 30, 2016 and 2015.  Organic net sales growth, which excludes the results of CDW UK, versus second quarter 2015, was 4.3 percent. Organic net sales growth on a constant currency basis versus second quarter 2015 was 4.5 percent, reflecting unfavorable foreign currency translation in CDW Canada's business. Prior to January 1, 2016, CDW Advanced Services was included in "Other" for financial reporting purposes. Effective January 1, 2016, CDW Advanced Services is included in our Corporate and Public segments, and prior periods presented have been recast to reflect this change. Second quarter performance included:

  Total Corporate segment net sales in the second quarter of 2016 were $1,779 million, 1.1 percent lower than the second quarter of 2015. Corporate results reflected a 2.1 percent decrease to Medium and Large customers and a 4.7 percent increase to Small Business customers.

  Total Public segment net sales in the second quarter of 2016 were $1,547 million, 11.4 percent higher than the second quarter of 2015. Public results were led by increases of 16.8 percent to Government customers and 16.6 percent to Education customers. Healthcare sales increased 0.3 percent.

  Net sales for CDW Canada and CDW UK, combined as “Other” for financial reporting purposes, were $338 million in the second quarter of 2016, $212 million higher than the second quarter of 2015. US dollar-denominated CDW Canada sales increased low single digits, while CDW Canada sales in local currency increased high single digits. Net sales generated by CDW UK during the quarter were $208 million.

Gross profit for the second quarter of 2016 was $611 million, compared to $535 million in the second quarter of 2015, representing an increase of 14.2 percent. Gross profit margin was 16.7 percent for the second quarter of 2016 versus 16.1 percent for the same period in 2015. The increase primarily reflected a higher mix of 100 percent gross margin revenues, such as warranties and software as a service, that are booked net of cost of goods sold, higher vendor partner funding and inclusion of CDW UK sales, which have a higher mix of services.

Total selling and administrative expenses and advertising expense were $387 million in the second quarter of 2016, compared to $329 million in the second quarter of 2015, representing an increase of 17.8 percent. This increase was primarily driven by the inclusion of CDW UK expenses and higher coworker count. Coworker count was 8,712 as of June 30, 2016, compared to 7,278 as of June 30, 2015, including the addition of CDW UK coworkers in August 2015.

Interest expense was $37 million for the three months ended June 30, 2016, compared to $38 million for the comparable period in 2015. Long-term debt, including current maturities, of $3,240 million, net of cash of $129 million, was $3,111 million as of June 30, 2016, $269 million higher than June 30, 2015, reflecting cash paid and debt consolidation as part of the acquisition of CDW UK.

The effective tax rate for the second quarter of 2016 was 37.3 percent, which resulted in a tax expense of $70 million, compared to a 37.1 percent tax rate and tax expense of $64 million in the second quarter of 2015.

Net income was $118 million in the second quarter of 2016, compared to $108 million in the second quarter of 2015, representing an increase of 8.6 percent. Non-GAAP net income, which excludes acquisition-related intangible asset amortization, expenses related to non-cash equity compensation, acquisition and integration expenses, and certain other items, was $156 million in the second quarter of 2016, compared to $139 million in the second quarter of 2015, representing an increase of 11.9 percent.

Adjusted EBITDA, which excludes expenses related to non-cash equity and retention compensation, loss and income from equity investments, acquisition and integration expenses, certain debt refinancing costs and certain other items, was $301 million in the second quarter of 2016, compared to $268 million in the second quarter of 2015, representing an increase of 12.2 percent. Second quarter of 2016 Adjusted EBITDA margin was 8.2 percent, versus 8.1 percent for the second quarter of 2015.

Weighted average diluted shares outstanding were 167 million for the second quarter of 2016, compared to 173 million for the second quarter of 2015. Net income per diluted share for the quarter ended June 30, 2016 was $0.70, compared to $0.63 for the quarter ended June 30, 2015, representing an increase of 12.4 percent. Non-GAAP net income per diluted share for the quarter ended June 30, 2016 was $0.93, compared to $0.81 for the quarter ended June 30, 2015, representing an increase of 15.8 percent.

First Six Months of 2016 Highlights:

Total net sales in the first six months of 2016 were $6,781 million, compared to $6,069 million in the first six months of 2015, an increase of 11.7 percent.  Average daily sales in the first six months of 2016 were $53 million, compared to $48 million in the first six months of 2015, representing a 10.9 percent increase. There were 128 selling days in the first six months of 2016 versus 127 selling days in the same six months of 2015. On an average daily sales basis, organic net sales growth, which excludes the results of CDW UK, was 3.7 percent. Average daily organic net sales growth on a constant currency basis versus second quarter 2015 was 4.0 percent, reflecting unfavorable foreign currency translation in CDW Canada's business.

Gross profit for the first six months of 2016 was $1,135 million, compared to $991 million for the first six months of 2015, representing an increase of 14.5 percent. Gross profit margin was 16.7 percent for the first six months of 2016 versus 16.3 percent for the same period in 2015, primarily due to an increased mix of 100 percent gross margin revenues, such as warranties and software as a service, that are booked net of cost of goods sold, and higher vendor partner funding, which more than offset the impact from unfavorable price/mix changes.

Total selling and administrative expenses and advertising expense were $750 million in the first six months of 2016, compared to $634 million in the first six months of 2015, representing an increase of 18.5 percent.

Interest expense decreased by $8 million to $75 million for the first six months of 2016, compared to $83 million for the comparable period in 2015, reflecting a lower average interest rate.

The effective tax rate for the first six months of 2016 was 37.3 percent which resulted in a tax expense of $116 million, compared to a 37.1 percent tax rate and tax expense of $96 million in the first six months of 2015.

Net income was $195 million in the first six months of 2016, compared to $163 million in the first six months of 2015. Non-GAAP net income was $268 million in the first six months of 2016, compared to $237 million in the first six months of 2015, representing an increase of 13.4 percent.

Adjusted EBITDA was $533 million in the first six months of 2016, compared to $479 million in the first six months of 2015, representing an increase of 11.4 percent. Adjusted EBITDA margin was 7.9 percent in the first six months of 2016 and 2015.

Weighted average diluted shares outstanding were 168 million for the first six months of 2016, compared to 173 million for the first six months of 2015. The company repurchased a total of 6 million shares for $223 million during the first six months of 2016. Net income per diluted share for the six months ended June 30, 2016 was $1.16, compared to $0.94 for the six months ended June 30, 2015, representing an increase of 23.6 percent. Non-GAAP net income per diluted share for the six months ended June 30, 2016 was $1.60, compared to $1.37 for the six months ended June 30, 2015, representing an increase of 16.9 percent.

Forward-Looking Statements

Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future financial performance of CDW. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, general economic conditions; decreases in spending on technology products; CDW's relationships with vendor partners and availability of their products; continued innovations in hardware, software and services offerings by CDW's vendor partners; substantial competition that could reduce CDW's market share; CDW's substantial indebtedness and ability to generate sufficient cash to service such indebtedness; restrictions imposed by agreements relating to CDW's indebtedness on its operations and liquidity; changes in, or the discontinuation of, CDW's share repurchase program or dividend payments; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security; potential failures to comply with Public segment contracts or applicable laws and regulations; potential failures to provide high-quality services to CDW's customers; potential losses of any key personnel; potential interruptions of the flow of products from suppliers; potential adverse occurrences at one of CDW's primary facilities or customer data centers; CDW's dependence on commercial delivery services; CDW's exposure to accounts receivable and inventory risks; fluctuations in foreign currency; future acquisitions or alliances; fluctuations in CDW's operating results; current and future legal proceedings and audits; potential acceleration of CDW's deferred cancellation of debt income; and other risk factors or uncertainties identified from time to time in CDW's filings with the SEC. Although CDW believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW's Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

EBITDA is defined as consolidated net income before interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA, which is a measure defined in the Company’s credit agreements, means EBITDA adjusted for certain items which are described in the financial statement tables that accompany this press release. Non-GAAP net income excludes, among other things, charges related to the amortization of acquisition-related intangible assets, non-cash equity-based compensation, acquisition and integration expenses, and gains and losses from the extinguishment of long-term debt. Organic net sales growth is defined as net sales growth excluding the impact of acquisitions within the last twelve months. Organic net sales growth on a constant currency basis is defined as organic net sales growth excluding the impact of foreign currency translation on organic sales compared to the prior period.

EBITDA, Adjusted EBITDA, Non-GAAP net income, Organic net sales and Organic net sales growth on a constant currency basis are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

The Company believes these measures provide analysts, investors and management with helpful information regarding the underlying operating performance of the Company’s business,  as they remove the impact of items that management believes are not reflective of underlying operating performance. The Company uses these measures to evaluate period-over-period performance as management believes they provide a more comparable measure of the underlying business. Additionally, Adjusted EBITDA is a measure in the credit agreement governing our Senior Secured Term Loan Facility (“Term Loan”) used to evaluate the Company’s ability to make certain investments, incur additional debt and make restricted payments, such as dividends and share repurchases, as well as whether the Company is required to make additional principal prepayments on the Term Loan beyond the quarterly amortization payments.

The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures. Non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare organizations in the United States, Canada and the United Kingdom. A Fortune 500 company with multi-national capabilities, CDW was founded in 1984 and employs more than 8,700 coworkers. For the twelve months ended June 30, 2016, the company generated net sales of over $13 billion. For more information about CDW, please visit www.CDW.com.

Webcast

CDW will hold a conference call today, August 3, 2016 at 7:30 a.m. CT/8:30 a.m. ET to discuss its second quarter financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW’s website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Investor Inquiries
Sari Macrie, CFA
Vice President, Investor Relations
(847) 968-0238

Media Inquiries
Mary Viola
Vice President, Corporate Communications
(847) 968-0743

CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in millions, except per-share amounts) (unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	% Change(i)	2016	2015	% Change(i)

Net sales	$3,664.6	$3,314.0	10.6%	$6,781.3	$6,069.2	11.7%
Cost of sales	3,054.1	2,779.5	9.9	5,646.3	5,078.2	11.2

Gross profit	610.5	534.5	14.2	1,135.0	991.0	14.5

Selling and administrative expenses	344.7	290.6	18.6	674.0	566.1	19.1
Advertising expense	42.3	38.0	11.3	76.5	67.4	13.5
Income from operations	223.5	205.9	8.6	384.5	357.5	7.6

Interest expense, net	(36.9)	(37.8)	2.4	(75.0)	(82.6)	9.2
Net loss on extinguishments of long-term debt	—	—	—	—	(24.3)	(100.0)
Other income (expense), net	0.9	4.0	(76.2)	1.9	8.5	(76.8)

Income before income taxes	187.5	172.1	9.0	311.4	259.1	20.2

Income tax expense	(70.0)	(63.9)	9.6	(116.1)	(96.2)	20.7

Net income	$117.5	$108.2	8.6%	$195.3	$162.9	19.9%

Net income per common share:
Basic	$0.71	$0.63	12.7%	$1.18	$0.95	23.9%
Diluted	$0.70	$0.63	12.4%	$1.16	$0.94	23.6%

Weighted-average shares outstanding:
Basic	164.9	171.0		166.1	171.6
Diluted	166.7	172.5		167.8	173.0

(i) There were 64 selling days for the three months ended June 30, 2016 and 2015. There were 128 and 127 selling days for the six months ended June 30, 2016 and 2015, respectively. On an average daily sales basis, Net sales increased 10.6 percent and 10.9 percent for the three and six months ended June 30, 2016, respectively.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

The Company has included reconciliations of Non-GAAP net income, Non-GAAP net income per diluted share, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Organic net sales growth and Organic net sales growth on a constant currency basis for the three and six months ended June 30, 2016 and 2015 below.

NON-GAAP NET INCOME AND NON-GAAP NET INCOME PER DILUTED SHARE (in millions, except per share amounts) (unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	% Change	2016	2015	% Change

Net income	$117.5	$108.2		$195.3	$162.9
Amortization of intangibles(i)	47.1	40.2		94.6	80.5
Non-cash equity-based compensation	9.7	7.5		18.1	12.2
Net loss on extinguishments of long-term debt	—	—		—	24.3
Acquisition and integration expenses(ii)	2.2	1.4		3.8	1.7
Other adjustments(iii)	0.3	1.0		(2.8)	1.6
Aggregate adjustment for income taxes(iv)	(21.2)	(19.3)		(40.7)	(46.6)
Non-GAAP net income(v)	$155.6	$139.0	11.9%	$268.3	$236.6	13.4%
GAAP net income per diluted share	$0.70	$0.63	12.4%	$1.16	$0.94	23.6%
Non-GAAP net income per diluted share	$0.93	$0.81	15.8%	$1.60	$1.37	16.9%
Shares used in computing GAAP and Non-GAAP net income per diluted share	166.7	172.5		167.8	173.0

(i) Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(ii) Comprises expenses related to CDW UK.

(iii) Primarily includes the favorable resolution of a local sales tax matter in the six months ended June 30, 2016, partially offset by expenses related to the consolidation of office locations north of Chicago.

(iv) Based on a normalized effective tax rate of 36.0% and 39.0%, respectively. The decrease in the rate is primarily due to including the incremental impact of CDW UK and differing statutory tax rates in the US and the UK.

(v) Includes the impact of consolidating CDW UK's financial results for the three and six months ended June 30, 2016.

CDW CORPORATION AND SUBSIDIARIES ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN (in millions) (unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2016	% of Net sales	2015	% of Net sales	2016	% of Net sales	2015	% of Net sales

Net income	$117.5		$108.2		$195.3		$162.9
Depreciation and amortization	63.7		52.6		127.7		105.1
Income tax expense	70.0		63.9		116.1		96.2
Interest expense, net	36.9		37.8		75.0		82.6
EBITDA	288.1	7.9%	262.5	7.9%	514.1	7.6%	446.8	7.4%
Adjustments:
Non-cash equity-based compensation	9.7		7.5		18.1		12.2
Net loss on extinguishment of long-term debt	—		—		—		24.3
Income from equity investments	(0.1)		(4.0)		(0.7)		(8.5)
Acquisition and integration expenses(i)	2.2		1.4		3.8		1.7
Other adjustments(ii)	0.7		0.6		(2.0)		2.3
Total adjustments	12.5		5.5		19.2		32.0
Adjusted EBITDA(iii)	$300.6	8.2%	$268.0	8.1%	$533.3	7.9%	$478.8	7.9%

(i) Comprises expenses related to CDW UK.

(ii) Primarily includes the favorable resolution of a local sales tax matter, partially offset by expenses related to the consolidation of office locations north of Chicago and historical retention costs.

(iii) Includes the impact of consolidating CDW UK's financial results for the three and six months ended June 30, 2016.

CDW CORPORATION AND SUBSIDIARIES ORGANIC NET SALES GROWTH AND ORGANIC NET SALES GROWTH ON A CONSTANT CURRENCY BASIS (in millions) (unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2016	2015	% Change	Average Daily % Change(i)	2016	2015	% Change	Average Daily % Change(i)
Net sales, as reported	$3,664.6	$3,314.0	10.6%	10.6%	$6,781.3	$6,069.2	11.7%	10.9%
Impact of acquisition(ii)	(208.0)	—			(440.1)	—
Organic net sales	$3,456.6	$3,314.0	4.3%	4.3%	$6,341.2	$6,069.2	4.5%	3.7%
Foreign currency translation(iii)	—	(5.8)			—	(17.5)
Organic net sales, on a constant currency basis	$3,456.6	$3,308.2	4.5%	4.5%	$6,341.2	$6,051.7	4.8%	4.0%

(i) There were 64 selling days for both the three months ended June 30, 2016 and 2015. There were 128 and 127 selling days for the six months ended June 30, 2016 and 2015, respectively.

(ii) Represents CDW UK's financial results for the three and six months ended June 30, 2016.

(iii) Represents the effect of translating the prior year results of CDW Canada at the average exchange rates applicable in the current year.

CDW CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in millions) (unaudited)

	June 30, 2016	December 31, 2015	June 30, 2015
Assets

Current assets:
Cash and cash equivalents	$129.4	$37.6	$335.7
Accounts receivable, net of allowance for doubtful accounts of $5.9, $6.0 and $6.4, respectively	2,082.5	2,017.4	1,712.5
Merchandise inventory	487.3	393.1	436.2
Miscellaneous receivables	260.3	198.4	188.7
Prepaid expenses and other	115.8	144.3	41.3
Total current assets	3,075.3	2,790.8	2,714.4

Property and equipment, net	163.8	175.4	134.2
Equity investments	—	—	95.4
Goodwill	2,475.0	2,500.4	2,215.6
Other intangible assets, net	1,162.0	1,276.4	1,089.4
Other assets(i)	11.8	12.3	10.1
Total assets	$6,887.9	$6,755.3	$6,259.1

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable - trade	$1,078.1	$866.5	$853.9
Accounts payable - inventory financing	509.8	439.6	373.3
Current maturities of long-term debt	26.1	27.2	15.4
Accrued expenses and other liabilities	563.7	554.0	383.0
Total current liabilities	2,177.7	1,887.3	1,625.6

Long-term liabilities:
Debt(i)	3,214.4	3,232.5	3,162.1
Deferred income taxes(ii)	420.8	469.6	428.2
Other liabilities	61.6	70.0	47.4
Total long-term liabilities	3,696.8	3,772.1	3,637.7

Total stockholders’ equity	1,013.4	1,095.9	995.8
Total liabilities and stockholders’ equity	$6,887.9	$6,755.3	$6,259.1

(i) In the third quarter of 2015, the Company adopted ASU 2015-15 which allows entities to present deferred financing costs for line-of-credit arrangements as an asset. The Company retrospectively adjusted the deferred financing costs and long-term debt liability presented in the June 30, 2015 Consolidated Balance Sheet to align it to the current period presentation.

(ii) In the first quarter of 2016, the Company elected to early adopt ASU 2015-17 on a prospective basis. Under the ASU, all deferred taxes are required to be presented as noncurrent on the Consolidated Balance Sheet. The adoption of this standard did not have a material impact on the Company's Consolidated Financial Statements.

CDW CORPORATION AND SUBSIDIARIES NET SALES DETAIL (dollars in millions) (unaudited)

	Three Months Ended June 30,
	2016	2015	% Change(i)	Average Daily % Change(i)
Corporate:
Medium / Large	$1,489.0	$1,521.3	(2.1)%	(2.1)%
Small Business	290.2	277.3	4.7	4.7
Total Corporate(ii)	$1,779.2	$1,798.6	(1.1)%	(1.1)%

Public:
Government	$456.6	$390.8	16.8%	16.8%
Education	640.0	548.9	16.6	16.6
Healthcare	450.4	448.8	0.3	0.3
Total Public(ii)	$1,547.0	$1,388.5	11.4%	11.4%

Other(ii)	$338.4	$126.9	166.8%	166.8%

Total Net Sales	$3,664.6	$3,314.0	10.6%	10.6%

(i) There were 64 selling days for both the three months ended June 30, 2016 and 2015.

(ii) Effective January 1, 2016, the CDW Advanced Services business is included in our Corporate and Public segments. Segment information reported in prior periods has been reclassified to conform to the current period presentation.

	Six Months Ended June 30,
	2016	2015	% Change(i)	Average Daily % Change(i)
Corporate:
Medium / Large	$2,899.6	$2,863.2	1.3%	0.5%
Small Business	571.8	545.8	4.8	3.9
Total Corporate(ii)	$3,471.4	$3,409.0	1.8%	1.0%

Public:
Government	$796.5	$685.0	16.3%	15.4%
Education	981.0	894.3	9.7	8.8
Healthcare	839.0	826.4	1.5	0.7
Total Public(ii)	$2,616.5	$2,405.7	8.8%	7.9%

Other(ii)	$693.4	$254.5	172.5%	170.3%

Total Net Sales	$6,781.3	$6,069.2	11.7%	10.9%

(i) There were 128 and 127 selling days for the six months ended June 30, 2016 and 2015, respectively.

(ii) Effective January 1, 2016, the CDW Advanced Services business is included in our Corporate and Public segments. Segment information reported in prior periods has been reclassified to conform to the current period presentation.

CDW CORPORATION AND SUBSIDIARIES DEBT AND WORKING CAPITAL INFORMATION (in millions) (unaudited)

	June 30, 2016	December 31, 2015	June 30, 2015
Debt and Revolver Availability
Cash and cash equivalents	$129.4	$37.6	$335.7
Total debt(i)	3,240.5	3,259.7	3,177.5
Senior secured debt	1,564.9	1,586.6	1,505.8
Outstanding borrowings under Revolver	—	—	—
Borrowing base under ABL Revolver(ii)	1,448.1	1,423.1	1,342.2
Revolver availability(iii)	844.3	916.8	888.5
Cash plus Revolver availability(iii)	973.7	954.4	1,224.2
Total net leverage ratio(iv)	2.9	3.0	3.0

Working Capital
Days of sales outstanding (DSO)(v)	44	48	41
Days of supply in inventory (DIO)(v)	13	13	13
Days of purchases outstanding (DPO)(v)	(40)	(40)	(35)
Cash conversion cycle(v)	17	21	19

(i) In the third quarter of 2015, the Company adopted ASU 2015-15 which allows entities to present deferred financing costs for line-of-credit arrangements as an asset. The Company retrospectively adjusted the deferred financing costs and long-term debt liability presented in the June 30, 2015 Consolidated Balance Sheet to align it to the current period presentation.

(ii) Amount in effect at period-end, applicable to the Company's ABL Revolving Credit Facility.

(iii) Amount in effect at period-end, including CDW UK's Revolving Credit Facility, which is a multi-currency revolving credit facility with an aggregate amount of £50 million in availability.

(iv) Defined in the Company's credit agreement, on a consolidated basis, as the ratio of total debt at period-end excluding any unamortized discount and/or premium and unamortized deferred financing costs, less cash and cash equivalents, to trailing twelve months (TTM) Adjusted EBITDA, a non-GAAP measure defined in the Company's credit agreement. The Senior Secured Term Loan Facility calculates Adjusted EBITDA on a trailing twelve month basis, which includes twelve months of CDW UK's results on a pro forma basis.

(v) Based on a rolling three-month average.

CDW CORPORATION AND SUBSIDIARIES CASH FLOW INFORMATION (in millions) (unaudited)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities	$313.1	$99.1

Capital expenditures	(25.7)	(22.9)
Other cash flows from investing activities	—	(0.5)
Cash flows from investing activities	(25.7)	(23.4)

Net change in accounts payable - inventory financing	71.3	41.2
Other cash flows from financing activities	(264.0)	(124.3)
Cash flows from financing activities	(192.7)	(83.1)

Effect of exchange rate changes on cash and cash equivalents	(2.9)	(1.4)
Net increase (decrease) in cash and cash equivalents	91.8	(8.8)
Cash and cash equivalents - beginning of period	37.6	344.5
Cash and cash equivalents - end of period	$129.4	$335.7

Supplementary disclosure of cash flow information:
Cash paid for interest, net	$(73.0)	$(81.3)
Cash paid for income taxes, net	$(132.7)	$(123.4)

CDW CORPORATION AND SUBSIDIARIES RECAST NET SALES DETAIL (i) (dollars in millions) (unaudited)

	Q1 2015		Q2 2015		Q3 2015		Q4 2015		Full Year 2015 (ii)
	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast
Corporate:
Medium / Large	$1,313.9	$1,341.9	$1,492.1	$1,521.3	$1,458.9	$1,490.6	$1,493.4	$1,521.5	$5,758.2	$5,875.3
Small Business	260.1	268.5	269.3	277.3	265.6	274.1	263.2	273.1	1,058.2	1,093.0
Total Corporate	$1,574.0	$1,610.4	$1,761.4	$1,798.6	$1,724.5	$1,764.7	$1,756.6	$1,794.6	$6,816.4	$6,968.3

Public:
Government	$288.6	$294.2	$385.0	$390.8	$488.6	$493.9	$513.7	$522.0	$1,675.9	$1,700.9
Education	343.6	345.4	546.1	548.9	579.0	583.3	338.3	341.2	1,807.0	1,818.8
Healthcare	373.6	377.6	443.1	448.8	400.5	406.7	425.3	430.8	1,642.6	1,663.9
Total Public	$1,005.8	$1,017.2	$1,374.2	$1,388.5	$1,468.1	$1,483.9	$1,277.3	$1,294.0	$5,125.5	$5,183.6

Other	$175.4	$127.6	$178.4	$126.9	$308.5	$252.5	$384.5	$329.8	$1,046.8	$836.8

Total Net Sales	$2,755.2	$2,755.2	$3,314.0	$3,314.0	$3,501.1	$3,501.1	$3,418.4	$3,418.4	$12,988.7	$12,988.7

	Q1 2014		Q2 2014		Q3 2014		Q4 2014		Full Year 2014 (ii)
	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast
Corporate:
Medium / Large	$1,274.8	$1,296.4	$1,395.4	$1,417.7	$1,374.8	$1,396.6	$1,440.3	$1,467.6	$5,485.4	$5,578.3
Small Business	230.8	239.8	260.8	270.0	247.9	256.9	250.7	259.0	990.1	1,025.7
Total Corporate	$1,505.6	$1,536.2	$1,656.2	$1,687.7	$1,622.7	$1,653.5	$1,691.0	$1,726.6	$6,475.5	$6,604.0

Public:
Government	$254.2	$259.5	$313.1	$319.5	$441.3	$449.4	$440.8	$447.5	$1,449.4	$1,475.9
Education	321.6	323.8	527.0	529.9	632.8	639.0	342.6	346.0	1,824.0	1,838.7
Healthcare	394.1	398.7	431.5	435.8	394.7	398.7	385.7	390.5	1,606.0	1,623.7
Total Public	$969.9	$982.0	$1,271.6	$1,285.2	$1,468.8	$1,487.1	$1,169.1	$1,184.0	$4,879.4	$4,938.3

Other	$176.8	$134.1	$178.2	$133.1	$174.6	$125.5	$190.0	$139.5	$719.6	$532.2

Total Net Sales	$2,652.3	$2,652.3	$3,106.0	$3,106.0	$3,266.1	$3,266.1	$3,050.1	$3,050.1	$12,074.5	$12,074.5

(i) Effective January 1, 2016, the CDW Advanced Services business is included in our Corporate and Public segments. Segment information reported in prior periods has been reclassified to conform to the current period presentation.

(ii) May not crossfoot due to immaterial rounding.